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                                    [LOGO]


        SERAGEN, INC., 97 South Street, Hopkinton, Massachusetts 01748


FOR IMMEDIATE RELEASE
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For more information, contact     Investor Relations/Corporte Communications
                                  Lora Maurer, Manager
                                  phone:    508-435-2331
                                  fax:      508-435-9805
                                  e-mail:   Seragen@aol.com

                 SERAGEN CLOSES $4 MILLION OVERSEAS PLACEMENT
                              OF PREFERRED STOCK

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Hopkinton, MA--June 6, 1996--Seragen, Inc. (NASDAQ:SRGN). Seragen, Inc.
announced today that it has raised gross proceeds of $4 million (approximately $3.8 million net of offering fees and costs) through the sale of 4,000 shares of Series A convertible preferred stock to institutional investors outside the United States.

The preferred stock is convertible at the option of the holders, beginning in July 1996, into shares of Seragen's common stock at a conversion price equal to the lesser of: the closing bid price on Nasdaq on May 28, 1996; or 73 percent of the average closing bid prices for a specified period prior to the conversion date. Terms of the preferred stock also provide for dividends payable in shares of the company's common stock.

The shares involved in the overseas offering will not be registered with the U.S. Securities and Exchange Commission, and no offers or sales may be made in the United States or for the benefit of any U.S. person without registration or an applicable exemption from the registration requirements of the U.S. Securities Act of 1933.

Proceeds from the overseas offering will be used to finance the company's operations during the second half of 1996. In addition, Seragen is actively seeking additional equity and other financing arrangements which, if successfully completed, would provide additional financial support.

                                    -more-

         Telephone 508-435-2331 [square bullet] Facsimile 508-435-9805

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Seragen Closes $4 Million Overseas Placement Of Preferred Stock / Page 2 of 2

Seragen is an integrated biopharmaceutical company developing a proprietary technology portfolio. The Company's unique receptor-targeted therapeutic products, known as fusion proteins, consist of a toxin fragment genetically linked to a hormone or growth factor targeting specific receptors on the surface of disease-causing cells.

Seragen's primary focus is in cancer and dermatology. The company's most advanced product, IL-2 Fusion Protein, is in Phase III clinical trials for cutaneous T-cell lymphoma, co-sponsored by Seragen and Eli Lilly and Company. Seragen has independently conducted a Phase II trial of the same product for psoriasis and is currently planning further trials for this application.

To the extent that any of the statements contained herein relating to the Company's products and its operations are forward looking, such statements are based on current expectations that involve a number of uncertainties and risks. Such uncertainties and risks include, but are not limited to, the early stage of the Company's product development and lack of product revenues; the Company's history of operating losses and accumulated deficit; the Company's limited financial resources and uncertainty as to the availability of additional capital to fund its development on acceptable terms, if at all; Boston University's control of the Company; the Company's reliance on fusion protein technology; the potential development of competing fusion proteins, products and technologies; the Company's dependence on its collaborative partner, Eli Lilly and Company, and the lack of assurance that the Company will receive further funding under this partnership or develop and maintain other strategic alliances; the lack of assurance regarding patent and other protection for the Company's proprietary technology; governmental regulation of the Company's activities, facilities and products; the Company's limited manufacturing capabilities; the personnel; the development of competing technologies; uncertainties as to the extent of reimbursement for the costs of the Company's potential products and related treatment by government and private health insurers and other organizations; the potential adverse impact of government-directed health care reform; the risk of product liability claims; and general economic conditions. As a result, the Company's future development efforts involve a high degree of risk. For further information, refer to the discussion in the Company's 1995 Annual Report on Form 10-K, as filed with the Securities and Exchange Commission. Actual results may differ materially from such expectations.


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